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                                                                    Exhibit 5(b)

                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                  212-858-1000

                                                                  March 17, 2003

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890

Dear Ladies and Gentlemen:

     We have acted as special counsel to FirstEnergy Corp., an Ohio corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") on the date hereof of the registration statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933 (the "Act"), the following securities of the Company having an aggregate initial public offering price of U.S. $2,000,000,000: (a) the Company's senior unsecured debt securities ("Debt Securities") to be issued under the indenture, dated as of November 15, 2001 (the "Indenture"), between the Company and Bank One Trust Company, N.A., as trustee (the "Trustee"), (b) shares of the Company's common stock, par value $0.10 per share ("Common Stock"), (c) contracts to purchase Common Stock ("Share Purchase Contracts") and (d) units, each representing ownership of a Share Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities (the "Share Purchase Units" and, together with Debt Securities, Common Stock and Share Purchase Contracts, the "Securities").

     In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, including the prospectus comprising a part thereof (the "Prospectus"), and the Indenture. We have also reviewed such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. We have assumed that the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio and that the Securities will be properly authenticated by the manual signature of an authorized representative of the Trustee, warrant agent, depositary or transfer agent, as the case may be, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to an implied covenant of good faith, fair dealing and reasonableness.

     2. When (i) the terms of the issuance and sale of Debt Securities have been duly approved by all necessary action of the Board of Directors of the Company (the "Board") (or by the committee to which the Board delegates the authority to grant such authorization) so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) such Debt Securities have been executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act) and in accordance with the Indenture, such Debt Securities (including

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          any Debt Securities duly issued upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board or such committee) will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to an implied covenant of good faith, fair dealing and reasonableness.

     3. When (i) the terms of the issuance and sale of Share Purchase Units and Share Purchase Contracts (together, the "Units and Contracts") have been duly approved by all necessary action of the Board (or by the committee to which the Board delegates the authority to grant such authorization) so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ii) the Company shall have entered into one or more purchase contract agreements with respect to the Units and Contracts, (iii) the Units and Contracts have been executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act) and (iv) the applicable purchase contract agreement and any related pledge agreement have been duly authorized, executed and delivered by the parties thereto, the Units and Contracts will be validly issued and will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to an implied covenant of good faith, fair dealing and reasonableness.

     Paragraphs 2 and 3 above are subject to the Registration Statement's becoming effective with no stop order with respect thereto having been issued by the Commission and to the issuance and continued effectiveness of any necessary order by the Commission under the Public Utility Holding Company Act of 1935 authorizing the issuance of the Securities on the terms contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act).

     In connection with this opinion, we have assumed that the authorization of any such Security will not have been modified or rescinded by the Board and there will not have occurred any change in law affecting the validity or enforceability of such Security.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

     We are members of the bar of the State of New York and for purposes of this opinion do not purport to be experts on any laws other than the laws of the State of New York and the Federal laws of the United States of America. Insofar as this opinion relates to matters governed by the laws of the State of Ohio, we have relied upon the opinion of Gary D. Benz, Associate General Counsel for the Company, which is also being filed as an exhibit to the Registration Statement.

                                Very truly yours,

                                Pillsbury Winthrop LLP